                                                                    EXHIBIT 12.1

                              POTLATCH CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          NINE MONTHS
                                                                                             ENDED
                                              YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                ----------------------------------------------------   ------------------
(IN THOUSANDS, EXCEPT RATIOS)     1990       1991       1992       1993       1994      1994       1995
------------------------------  --------   --------   --------   --------   --------   -------   --------
Earnings before taxes on
  income......................  $152,338   $ 85,195   $124,614   $ 65,004   $ 75,961   $35,371   $126,697
Add:
  Interest expense............    30,775     28,882     34,902     46,230     51,137   38,167      36,203
  Rental expense factor(1)....     1,724      2,014      2,303      2,576      2,588    1,993       1,874
  Discount and loan expense
    amortization..............     1,145        480        605        600        585      439         440
                                --------   --------   --------   --------   --------   -------   --------
Earnings available for fixed
  charges.....................  $185,982   $116,571   $162,424   $114,410   $130,271   $75,970   $165,214
                                ========   ========   ========   ========   ========   =======   ========
Fixed charges:
  Interest expense............  $ 30,775   $ 28,882   $ 34,902   $ 46,230   $ 51,137   $38,167   $ 36,203
  Capitalized interest........     5,446     14,375     16,581      6,384      2,799    2,265       2,536
  Rental expense factor(1)....     1,724      2,014      2,303      2,576      2,588    1,993       1,874
  Discount and loan expense
    amortization..............     1,145        480        605        600        585      439         440
                                --------   --------   --------   --------   --------   -------   --------
Total fixed charges...........  $ 39,090   $ 45,751   $ 54,391   $ 55,790   $ 57,109   $42,864   $ 41,053
                                ========   ========   ========   ========   ========   =======   ========
Ratio of earnings to fixed
  charges.....................       4.8x       2.5x       3.0x       2.1x       2.3x     1.8 x       4.0x
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(1) One-third of total rent expense.